Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

A. H. Belo Corporation:

We consent to the incorporation by reference in the registration statement (Nos. 333-148811, 333-180482, and 333-218601) on Form S-8 of A. H. Belo Corporation of our report dated March 16, 2018, with respect to the consolidated balance sheet of A. H. Belo Corporation and subsidiaries as of December 31, 2017, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for the year then ended, and the related notes, which report appears in the December 31, 2018 annual report on Form 10-K/A of A. H. Belo Corporation.

/s/ KPMG LLP

Dallas, Texas

March 18, 2020